AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      This Amendment, dated as of December 7, 1995, amends that certain Amended and Restated Employment Agreement (the
"Employment Agreement") dated as of August 13, 1993, by and between Spectrum Information Technologies, Inc. ("Employer") and
Salvatore T. Marino ("Employee").

      1. Paragraph 4(a) is amended and restated in its entirety as follows:

      4(a) Base Salary. During the Term of Employment, as compensation for the agreements made by the Employee herein and in consideration of the provision of services by the Employee to the Employer, Employer shall pay to Employee the base salary of $181,220 per annum (the "Base Salary"). The Base Salary shall be reviewed by the Employer on each January 1 during the Term of Employment.

      2.  Paragraphs 4(c) and 4(e) are deleted.

      3. Paragraph 7(b) is amended and restated in its entirety as follows:

           7(b) Employer retains the right to discharge Employee for any reason or without reason. Employer agrees, however, that if it discharges Employee for any reason other than just cause as defined above (whether or not such termination follows a Change in Control, as defined below), Employee shall be entitled to a severance benefit equal to twelve (12) month's Base Salary and participation in Employer's Executive Medical Plan, as defined in and pursuant to the terms of Paragraph 4(d), for a period of twelve (12) months following such termination. In addition, all stock options for stock of Employer theretofore granted to Employee will become immediately exercisable and will remain exercisable throughout the original term of such options notwithstanding any provision to the contrary regarding termination of employment in the stock option agreement issued in respect of such stock option or any other stock option plan of Employer pursuant to which such stock option may have been granted; provided, however, Employee agrees to waive such provision regarding new stock options upon request by Employer, if Employer reasonably determines that such waiver would be necessary or appropriate to qualify a stock option plan pursuant to applicable laws. Employee's benefits pursuant to this paragraph are and shall be payable immediately upon such discharge without just cause.

      4.  Paragraph 7(c) is deleted.

      5. Any controversy or claim arising out of or relating to the Employment Agreement and this Amendment, or breach thereof, shall be settled by arbitration held in the State, City and County of New York, in accordance with the applicaable rules then obtaining of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

      6. The parties hereto acknowledge that the Employer shall file at the earliest time practicable an application in the United States Bankruptcy Court for the Eastern District of New York, where Employer's bankrupcty case is pending, to approve the assumption of the within Amendment. The Employer believes that assumption of the within Amendment is in its best interest, and in the best interests of its bankruptcy estate and creditors. Employer and Employee acknowledge that unless and until the within Amendment is approved by the Bankruptcy Court, the terms and provisions thereof are not effective.

      All other terms and provisions contained in the Employment
Agreement shall remain in effect.

                               Spectrum Information Technologies, Inc.



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                               By:  Donald J. Amoruso
                               Its: Chairman and Chief Executive
                                    Officer



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                               Salvatore T. Marino